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                                                                 Exhibit (d)(11)


FOR IMMEDIATE RELEASE                                FOR FURTHER INFORMATION:
                                                     Vincent A. Tortorici, Jr.
                                                     Chief Financial Officer
                                                     (205) 408-7600

                       WINSLOEW FURNITURE, INC. COMPLETES
                           GOING PRIVATE TRANSACTION

BIRMINGHAM, AL - (August 27, 1999) WinsLoew Furniture, Inc. (NASDAQ/NM:WLFI) today announced that it has completed its merger with Trivest Furniture Corporation. The merger was approved this morning at a special meeting of shareholders. Pursuant to the merger, the Company's public shareholders will be entitled to receive $34.75 per share in cash.

         WinsLoew Furniture, Inc. designs, manufactures, and distributes aluminum casual (porch and patio) furniture and contract seating for the hospitality and office furniture markets.

         Additional information is available on the Internet at http://www.cfonews.com/wlfi.


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